Exhibit 10.39

PROMISSORY NOTE
(Revolving Line of Credit)

$10,000,000.00	Hartford, Connecticut
February 27, 2009

FOR VALUE RECEIVED, GRIFFIN LAND & NURSERIES, INC., a Delaware corporation, having an address at One Rockefeller Plaza, Suite 2301, New York, New York 10020 (“Maker”), hereby promises to pay to DORAL BANK, FSB, a Federal savings bank, having an office at 623 Fifth Avenue, New York, New York 10022 (the “Bank”), on the Maturity Date or the Extended Maturity, as the case may be, as each such term is defined in the Revolving Line of Credit Loan Agreement, as the same may be amended and supplemented and in effect from time to time (the “Loan Agreement”), between the Maker and the Bank, dated the date hereof, in lawful money of the United States of America, in immediately available funds, the principal amount of up to Ten Million and 00/100 Dollars ($10,000,000.00) or, if less than such principal amount, the aggregate unpaid principal amount of all Advances (as defined in the Loan Agreement) made by the Bank to the Maker pursuant to the Loan Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates set forth in the Loan Agreement and, upon default, on demand from time to time, on any overdue principal and, to the extent permitted by law, on any overdue interest on any Advance or any other amount due hereunder, for each day until paid at the rate set forth in the Loan Agreement.

This Promissory Note is the Note referred to in Section 1 of the Loan Agreement, and is subject to prepayment and acceleration of maturity as set forth in the Loan Agreement.

The date and amount of the advance(s) made hereunder may be recorded on the schedule which is attached hereto and made part of this Promissory Note or the separate ledgers maintained by the Bank, provided that any failure to record any such information on such schedule shall not in any manner affect the obligation of the Maker to make payments of principal and interest in accordance with the terms of this Promissory Note.  The aggregate unpaid principal amount of all advances made pursuant hereto may be set forth in the balance column on said schedule or such ledgers maintained by the Bank.  All such unpaid advances, whether or not so recorded, shall be due as part of this Promissory Note.

Upon the termination of the Loan Agreement, all amounts then remaining unpaid on this Promissory Note may become, or be declared to be, immediately due and payable as provided in the Loan Agreement.

Maker hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Promissory Note and all other notices and demands of any nature whatsoever and agrees to pay all costs of collection when incurred, including attorneys’ fees and disbursements (which costs may be added to the amount due under this Promissory Note) and to perform and comply with each of the terms, covenants and provisions contained in this

Promissory Note, the Loan Agreement, the Mortgage (as hereinafter defined) and any other document executed in connection with this Promissory Note, the Loan Agreement and the Mortgage (collectively, the “Other Security Documents”) on the part of Maker to be observed or performed.  (No release of any security for the principal balance hereof, or extension of time for payment of this Promissory Note, or any installment hereof, and no alteration, amendment or waiver of any provision of this Promissory Note, the Loan Agreement, the Mortgage or the Other Security Documents made by agreement between the Bank and any other person or party shall release, discharge, modify, change or affect the liability of Maker under this Promissory Note, the Loan Agreement, the Mortgage or the Other Security Documents.

This Promissory Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the principal balance hereof at a rate which could subject the Bank to either civil or criminal liability as a result of being in excess of the maximum rate which Maker is permitted by law to contract or agree to pay.  If by the terms of this Promissory Note Maker is at any time required or obligated to pay interest on the principal balance hereof at a rate in excess of such maximum rate, the rate of interest under this Promissory Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance hereof.

If Maker consists of more than one person, the obligations and liabilities of each such person or party hereunder are and shall be joint and several.

This Promissory Note is secured by that certain Open-End Mortgage and Security Agreement, dated as of the date hereof, in the principal amount of up to $10,000,000.00, executed by Maker in favor of the Bank, encumbering Maker’s fee estate in certain property located at 21-25 Griffin Road North, Windsor, Connecticut, as more particularly described therein (the “Windsor Mortgage”), and that certain Open-End Mortgage and Security Agreement, dated as of the date hereof, in the principal amount of up to $10,000,000.00, executed by Maker in favor of the Bank, encumbering Maker’s fee estate in certain property located at 29-35 Griffin Road South and 204, 206, 210, 310, 320, 330 and 340 West Newberry Road, Bloomfield, Connecticut, as more particularly described therein (the “Bloomfield Mortgage”; the Windsor Mortgage and the Bloomfield Mortgage shall be collectively referred to herein as the “Mortgage”) and the Other Security Documents.

The terms of this Promissory Note shall be governed and construed under the laws of the State of New York without giving effect to its principles of conflicts or choice of law rules.

This Promissory Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of such change or termination is sought.  No delay on the part of the holder of this Promissory Note in exercising any rights hereunder shall operate as a waiver of such rights.

Maker (and the undersigned representative of Maker) represents that Maker has full power, authority and legal right to execute and deliver this Promissory Note and that the amount owed under this Promissory Note constitutes a valid and binding obligation of Maker.

Whenever used, the singular number shall include the plural, the plural the singular, and the words “Bank” and “Maker” shall include their respective successors and assigns.

IN WITNESS WHEREOF, Maker has duly executed this Promissory Note the day and year first above written.

GRIFFIN LAND & NURSERIES, INC.,
a Delaware corporation

By:/s/Anthony Galici

Name:	Anthony Galici
Title:	Vice President

STATE OF CONNECTICUT	)
ss.: Granby
COUNTY OF HARTFORD	)

On this 26th day of February, 2009, before me, the undersigned, a Notary Public in and for said State, personally appeared Anthony Galici, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person on behalf of which the individual acted, executed the instrument.

          /s/Patricia L. Jakatavich
   Notary Public